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                                                                  EXHIBIT 10.14



 PC 3 SCOS License Agreement, dated as of July 3, 1995, by and between Personal Computer Card Corporation and the Registrant, as amended on November 1, 1997,
   August 24, 1998 and March 17, 1999, and extended by letter agreement dated
                              September 12, 2000.

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                              LiCENSE AGREEMENT



Between:        Personal Computer Card Corporation ("PC3")
                5151 S. Lakeland Dr., Suite 16
                Lakeland, FL 33813

And:            On Track Innovations Corporation ("Licensee")
                Z.H.R. GaLilee Industrial Park
                P.O. Box 32
                Rosh Pina, 12000 Israel

Whereas: PC3 is in the business of developing and marketing "Smart Cards" and associated components to read from and write to the Smart Cards. A Smart Card is a credit card sized card containing an integrated circuit with erasable memory. PC3 owns certain proprietary rights including patents in and to certain Smart Card technology, the integrated circuits within Smart Cards, associated components of Smart Cards and a Smart Card Operating System. Licensee desires to License PC3's technology to manufacture and sell Smart Cards based on PC3's technology, including without Limitation PC3's Smart Card Operating System, and PC3 is prepared to License Licensee its technology and the proprietary rights relating thereto under the terms and conditions of this agreement.

It is agreed as follows:

Article 1: DEFINITIONS

1.1 PC3 SCOS(tm) - means PC3's proprietary Smart Card Operating System. SCOS(tm) is a U.S. trademark of PC3.

1.2 PC3 Module - means an integrated circuit (die with ROM mask) which excludes PC3 SCOS.

1.3 Transport Code - PC3 Modules are protected by a "Transport Code." Until this transport code is presented to the module, the modules are protected from operation. When the transport code is presented, their "Lifetime" options (encryption capabiLities) are set and they are enabled for operation. At this time they are also assigned a new transport code which permits only the customer (issuer) to personaLize them.

1.3.1 PC3 User module - PC3 Modules which when enabled either have no encryption capabiLities or their capabiLities are Limited to only use encryption to provide authentication and secure communications (they cannot be used to encrypt/decrypt data for the interfacing device.)

1.3.2 PC3 AppLication module - PC3 Modules which when enabled are given the capabiLities to store keys and provide general encryption services for the interfacing device.

1.4 PC3 SCOS(tm) Development System - means PC3's DOS based personal computer card test programs, DOS and Windows device drivers, and Windows SCDISK DLL Library for interfacing to smart cards through readers connected to a serial communications port and associated documentation with which appLication programs can be developed to make use of SCOS Smart Cards.

1.5 Licensed Product - means the PC3 Modules and the Development System.

1.6 Effective Date of Agreement - means the date of signature of this Agreement by the last signing Party.

1.7 PC3 Patents - all of the patents PC3 holds, or has filed appLications for as of the Effective Date of this Agreement which cover any of the Licensed Products, including without Limitation issued patents U.S. 4,742,215, AustraLia 597359, and Taiwan 37460 and corresponding Patents pending in France, United Kingdom, Germany, Italy, Holland, Sweden, Austria, and Belgium.

Article 2: GRANT OF LiCENSE

2.1 PC3 grants to Licensee, and Licensee accepts, a non-exclusive non-transferable License to purchase, sell, and use the Licensed Products and to design and manufacture, and have manufactured for it, products utiLizing the Licensed Products.

2.2 PC3 agrees to transfer to Licensee, and Licensee agrees to protect and properly use, the Transport Code(s) and an InitiaLization procedure whereby Licensee can "Enable and configure" PC3 Modules.


EnabLing of modules shall be performed only just before the module carriers (cards) are assigned to customers at approved manufacturing sites provided in Attachment A. This agreement can be amended to include additional sites.

Licensee agrees that the general encryption services provided by the PC3 AppLication Modules will only be enabled if the modules are to be used in transaction terminals or appLications for purposes of authenticating and communicating with smart cards and which prohibit use of the encryption services by the terminal user.

2.3 PC3 agrees to transfer to Licensee the PC3 Development System, and Licensee agrees to protect and properly use it to develop smart card appLications.

Licensee agrees that AppLications developed with the PC3 Development system, will be Limited to use with PC3 Modules purchased under this License.

Licensee agrees that the general encryption services provided by PC3 Development system will be Limited to use in authenticating and communicating with smart cards. They may not be used to encrypt data files or made available to provide general encryption services to a user.

2.4 Licensee may use third party distributors, agents, and system integrators to sell and lease the Licensed Products, but Licensee shall in all respects be responsible for such sale and lease under all the terms and conditions of this Agreement as though the sale or lease were Licensee's own act. Licensee may not sub License any party to manufacture or purchase the Licenses Products or any part thereof.

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2.5 PC3 is only granting Licensee the rights to purchase, use, manufacture and sell the Licensed Products. Noting herein shall be construed as transferring to Licensee any of PC3's right, title and interest in and to the PC3's Property Rights. There are no impLied Licenses under this Agreement.

2.6 Although the above License includes the PC3 Module Listed in Attachment A, Licensee will not receive the source or ROM mask code.

As PC3 upgrades SCOS and releases new non-proprietary masks, they will be added to the List of products available under this agreement. Licensee shall receive such upgrades and new releases upon the most favorable conditions they are offered to any other party.

PC3 will at the request of Licensee provide ROM mask code at a mutually acceptable Module Manufacturer for the manufacture of PC3 Modules for Licensee. In this case, PC3 will charge Licensee for the costs of the modifications required to produce the mask. Such costs will be reasonable and agreed with Licensee in advance. PC3 shall not unreasonably withhold acceptance of any module manufacturer.

2.7 Territory - For manufacturing means the country(s) designated in Attachment
A. For sales means worldwide, except for countries on the U.S. State Department's terrorist List or excluded by the country of manufacture.

Article 3: - DELETED

Article 4: PAYMENTS AND REPORTING

4.1 Licensee shall pay to PC3 a one-time non-refundable License fee for the rights to use the Licensed Products. The License fee is given in Attachment A.

4.2 In addition Licensee shall pay a per unit royalty ("Royalty") to PC3 for each PC3 Module purchased from the manufacturer. The Royalty is due upon receipt of the PC3 Module for the Module manufacturer. The module fee is given in Attachment A.

Licensee will prepare Purchase Orders specifying Module, quantity, and shipment schedule. This purchase order will be suppLied in dupLicate to the Module Manufacturer and PC3. PC3 will automatically, within 7 days, notify the Module Manufacturer to permit it to produce and sell to Licensee the requested quantity of PC3 Modules. These request can be in the form of a "blanket" purchase order releasing specified quantities vaLid for a specified period.

It shall be Licensee's responsibiLity to arrange for payment and terms for the PC3 Modules with the Module Manufacturer.

With respect to the payment of Royalties, it shall be Licensee responsibiLity to document shipments of PC3 Modules with receiving records. Without this documentation and not with standing section 4.7, Royalties shall be due on the projected receive date specified in the release Purchase Order.

4.3 Where (if) Licensee is required to withhold taxes imposed by appropriate governmental authorities based on the use of PC3 Property Rights of PC3 Technology, Licensee shall pay all taxes as required. All Royalties are due in full exclusive of any withholding taxes or other taxes.

4.4 Royalties shall be paid within thirty (30) days of the their due date as defined in Section 4.2.

4.5 Royalties shall be calculated and paid in U.S. Dollars wire transferred to a bank designated by PC3.

4.6 Licensee shall send to PC3, within thirty 30 days of the end of each calendar year, a yearly declaration, which contains statements setting forth the number of Licensed Products purchased by Licensee and for which Royalties are due.

4.7 PC3 shall have the right to examine and audit Licensee records relating to payments due under this Agreement at PC3's expense upon reasonable notice during reasonable business hours, provided that such examination and audit may be performed only by an independent certified pubLic accountant selected by PC3 ("CPAA") and no more frequently than once in any twelve month period, except that if such audit reveals that Royalties in the amount of five per cent (5%) or more of their total Royalties payable by Licensee during the period audited are found to be owing and unpaid, the expense of the relevant audit shall be paid by Licensee and PC3's CPA shall have the right to audit Licensee records again within such twelve month period. Any payments found owing from any audits shall be promptly paid to PC3 plus interest at the rate of the Bank of America prime from the date such payments were due.

Article 5: DESIGNATIONS

5.1 As a condition to the License, Licensee agrees to place a notice on each PC3 Product manufactured by or for Licensee.

PC3-Module Carrier (Card or other media):

If Licensee prints or otherwise displays its trademarks, logo, name, or affiLiated name, or that of other Licensee (e.g. Innovation), then it will include the following with that information

"PC3 (copyright)"

Licensee developed AppLications using PC3 Development System:

The following must be included within the code

"Portions of this code Copyright (c) of Personal
Computer Card Corporation 199x."

If the appLication prints or otherwise displays Licensee's trademarks, logo, name or affiLiated name, then it will include the above notice with that information

5.2 Licensee acknowledges that PC3 may insert a mutually acceptable legend indicating its ownership of copyrights, patents and proprietary information in the code associated with said PC3 Modules and PC3 Development System and have embedded on the PC3 Modules such legend(s) in a manner which will not be visible to a card used without disassembLing the card (i.e. the legends will not be on the contact pad visible to a card user).

5.3 During the term of this Agreement, Licensee is authorized by PC3 to use the SCOS "Logo" which is a registered PC3 U.S. trademark in connection with Licensee's advertisement, promotion and distribution of Licensed Products. Upon expiration or termination of this Agreement, Licensee will immediately cease all display, advertising and use of the SCOS "logo" and will not thereafter use, advertise or display any trademark, trade name, logo or designation which is, or any part of which is similar to or confusing with SCOS.

Article 6: LiCENSED PERIOD

Subject to the appLication of the provisions of Article 9 below, the License granted by this Agreement shall commence on the Effective Date and shall continue subject to the conditions given in Attachment A.

Article 7: TERMINATION

7.1 PC3 may, during the term of this Agreement, terminate this Agreement in the event of failure of Licensee to perform any material obLigation under this Agreement and where such failure has not been remedied within a period of sixty
(60) days following notice by PC3 by registered mail or nationally recognized express couriers indicating the failure or failures invoked as grounds of termination. Licensee may terminate on the same terms and by the same means.

7.2 Upon any termination of this Agreement, except as set forth below, the Licenses granted to Licensee shall immediately terminate, and Licensee shall immediately cease from manufacturing and using the Licensed Products. Licensee will return within fifteen (45) days after such termination all software, mask works and any other PC3-Technology and related documentation and notes provided to Licensee, as well as any and all copies thereof. Notwithstanding the foregoing, so long as this Agreement is not terminated due to breach by Licensee, Licensee may continue to sell their on-hand inventory provided that all payable Royalties are timely paid. Any such termination must be validly effected.

Article 8: MISCELLANEOUS PROVISIONS

8.1 At signing Licensee agrees to provide PC3 with an annual purchase forecast of Licensed Products, in a mutually agreeable format, setting forth the requirements of PC3 products for use in material planning and production control. Thereafter, the reports shall be updated and provided during January of each year during the term of this Agreement.

8.2 Licensee acknowledges that the export of Licensed Products may be subject to restrictions imposed by its Government. Licensee shall be responsible for any License fees, obtaining regulatory approvals and compLiance with export control laws with respect to the Licensed Products. Both parties agree to comply with all appLicable laws.

8.3 PC3 agrees to provide Licensee with reasonable aid and assistance including documentation, and reasonable support on request related to use of SCOS and the Development System on a fee for service basis. Such fee for service shall be reasonable and at the most favorable rate which PC3 offers to any other party.

8.4 PC3 beLieves that Innovation and Bull CP8, French Companies among others, may hold certain patent rights which cover appLications of the smart cards and associated components. These patent rights may cover the Licensed Products and appLications using the Licensed products developed by Licensee.

PC3 shall not be responsible for any infringement of patent rights caused by Licensee's manufacture and sale of the Licensed Products. Licensee is wholly responsible for determining the necessity and for negotiating any Licensing arrangement which may be required to avoid infringement by Licensee of these patents and Licensee shall be wholly responsible for paying any License fees due for the sale and manufacture of Licensed Products

Licensee indemnifies PC3 for any breach by Licensee of this agreement. Licensee will not enter into a settlement agreement where by it acknowledges the superiority of any other patents over PC3's patent, or otherwise impair PC3's rights.

Article 9: ESCROW

Upon the request of and at the expense of Licensee, PC3 agrees to place in escrow, source code, object code, and related documentation relating to the Licensed Products. Said escrow items to be made available to Licensee upon the occurrence of any of the following events.

(a) PC3 becomes insolvent or generally fails to pay, or admits in writing its inabiLity to pay, its debts as they become due; or

(b) PC3 appLies for or consents to the appointment of a trustee, receiver or other custodian for PC3, or makes a general assignment for the benefit of its creditor; or

(c) Any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or Liquidation proceedings commenced by or against PC3, and if such case or proceeding is not commenced by PC3, it is acquiesced in or remains un-dismissed for sixty (60) days.

Article 10: SUBSTANTIVE LAW

This Agreement will be governed and construed in accordance with the substantive law in force in the state of Florida and the U.S. copyright laws, without reference to other law, except that questions affecting the construction and effect of any patent shall be determined by the appLicable law of the country in which the patent was granted. (Except for any Non-Disclosure Agreement executed by the parties) this agreement is the entire agreement relating to the subject matter herein and supersedes all prior communications between the parties.

Article 11: CHANGES OR AMENDMENTS

All changes and/or amendments in respect of this Agreement must be in writing and signed by both parties to be effective. This requirement of written form may only be waived if expressly agreed to in writing by both parties.

Changes and amendments will require written approval of the United States government.

Article 12: WAIVER AND SEVERABILiTY

A waiver of a breach or default under this Agreement shall not be a waiver of any other default. Failure or delay by either party to enforce compLiance with any term or condition of this Agreement shall not constitute a waiver of such term or condition. In the event that any of the provisions of this Agreement shall be held by a court or other tribunal of competent jurisdiction to be unenforceable, such provision will be enforced to the maximum extent permissible and the remaining portions of this Agreement shall remain in full force and effect.

Article 13: ASSIGNMENT

Neither this Agreement nor any License granted hereunder may be assigned, sub Licensed or otherwise transferred by either party without the prior written consent of the other party, except as expressly permitted by this Agreement. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties.

Article 14: INFORMATION AND SECRECY

14.1 Each party agrees not to disclose or issue any pubLic statements, press releases, or the Like discussing, setting forth, or otherwise disclosing any aspects of the agreement between PC3 and Licensee, and/or acknowledging its existence, without the prior written consent of the other party.

14.2 The technology provided to Licensee in the course of supporting the Licensed Products hereunder contains trade secrets of PC3 and is to be kept strictly confidential by Licensee and is not be used for any purposes by Licensee except those expressly set forth herein. Without Limiting the generaLity of the foregoing, Licensee agrees to protect any source code provided by PC3 in the same manner it uses to protect its own highly confidential source code. The obLigations of Licensee pursuant to this Agreement with regard to PC3's Technology that shall not apply to PC3's Technology: (a) that becomes pubLicly available through no fault of Licensee or its AffiLiated Companies; (b) is released for pubLic disclosure by PC3 in writing; (c) is lawfully obtained from third parties without restrictions not is breach of the confidential relationship with PC3; (d) which can be shown to be previously known or developed by Licensee independently of PC3; or (e) is lawfully required to be disclosed under mandatory legislation. The obLigations of Licensee under this Section are not appLicable to information which, according to documentary evidence, becomes available from a third party who has no obLigation of secrecy, or it within the pubLic domain without breach of this Agreement by Licensee (e.g. information disclosed by PC3's patents.)

14.3 PC3 MAKES NO WARRANTIES OF ANY KIND WITH RESPECT TO THE LiCENSEE TECHNOLOGY EITHER EXPRESS OR IMPLiED. PC3 HEREBY EXPRESSLY DISCLAIMS ANY AND ALL SUCH WARRANTIES INCLUDING WITHOUT LiMITATION THE IMPLiED WARRANTIES OF
MERCHANTABILiTY AND FITNESS FOR A PARTICULAR PURPOSE.

14.4 Except for Licensee's willful disclosure of their source code, in no event shall either party be Liable for any indirect, incidental, special or consequential damages, including without Limitation loss of profits, whether in an action in contract or tort (including negLigence), even if the action in contract or tort (including negLigence), even if the other party has been advised of the possibiLity of such damages.

Article 15: U.S. GOVERNMENT EXPORT LAWS

The following statements are required by U.S. Government law in all international Technology Assistance agreements. The inclusion of these statements does not confer on the Licensee any additional rights not previously included in other areas of the agreement.

15.1 This agreement must not enter into force, and shall not be amended or extended, without the prior written approval of the Department of State of the U.S. Government.

15.2 This agreement is subject to all United States laws and regulations relating to exports and to all administrative acts of the U.S. Government pursuant to such laws and regulations.

15.3 The parties to this agreement agree that the obLigations contained in this agreement shall not affect the performance of any obLigations created by prior contracts or subcontracts which the parties may have individually or collectively with the U.S. Government.

15.4 No LiabiLity will be incurred by or attributed to the U.S. Government in connection with any possible infringement or privately owned patent or proprietary rights either domestic of foreign, by reason of the U.S. Government's approval of this agreement.

15.5 The technical data or defense service exported from the United States in furtherance of this agreement and any defense article which may be produced or manufactured from such technical data or defense service may not be transferred to a person in a third country or to a national or a third country except as specifically authorized in this agreement unless the prior written approval of the Department of State has been obtained.

15.6 All provisions in this agreement which refer to the United States Government and the Department of State will remain binding on the parties after the termination of the agreement.

ATTACHMENT A: PRICES AND TERMS OF AGREEMENT

A.1 LiCENSE FEE

A $10,000 U.S. fee with be charged for the Technology Transfer. This fee will be due upon signing of the License agreement.

A.2 PC3  MODULES

A.2.1 ROYALTIES

This License gives Licensee the right to purchase a module from the Module List below for a price set in the Royalty Schedule, plus premium if appLicable. The quantity appearing in the royalty schedule is derived by taking the total purchases of all modules appearing in the List.

MODULE LiST

PC16T4      SGS-Thomson SCOS4 2K Contact only 16612 SEB.
            In Production

PC64T4      SGS-Thomson SCOS4 8K Contact only 16612 SEC.
            In Process

PC1xT5      SGS-Thomson SCOS5 1K Contact/RF 16C601 SEF.
            To be released (see A.2.2)

ROYALTY SCHEDULE per module
Quantity (1000s)       Royalty/unit
0-100                  *
100-500                *
500-10,000             *
10,000+                *

Licensee will be responsible for negotiating module purchase price(s) with the Module manufacturer SGS-Thomson (SGS-T). PC3 will assist in the process and to the extent of its influence assist in obtaining the best price for Licensee.

The royalties are due upon receipt of the dies from SGS-T. OTI must notify PC3 whenever it orders dies from SGS-T and PC3 will approve the order by notifying SGS-T it has permission to ship (the PC3 masked) dies to OTI. This approval will be automatic unless OTI fails to keep current with its payments to PC3. Payments are to be made in U.S. dollars by wire transfer to PC3's bank account in Lakeland within 30 day of their due date.

A.2.2 NEW MASK

PC3 will produce a PC1xT5 version of SCOS-5 for the 1K 16601 which will include modifications to the purse, the RF routines with "colLision" protection and the contact I/O routines. PC3 will charge OTI $7,000 U.S. for release of the PC1xT5 mask. PC3 owns the mask.

* Omitted pursuant to a confidential treatment request. The confidential information has been filed separately with the SEC.

The $7,000 development charge also covers the work PC3 has done in the past including the four "Chip Managers" modules produced already produced. The fee is due upon receipt and verification of the prototypes deLivered approximately 9 weeks after release of the mask.

A.2.3 INITIAL ORDER

SGS-T will require a minimum order of 10,000 dies for the new mask with a pre-paid masking fee of $7,000 with the order. OTI will pay this masking fee on behalf of PC3 as part of the License agreement. OTI will subtract the masking fee from the Development Fee due PC3. SGS-T will not process the mask until they receive the order and masking fee.

A.3 CODE DISCLAIMER AND PROTECTION

When dies are manufactured by SGS-T, the RF code must IS enabled only if SGS-T sets a switch in EEPROM. OTI forgoes (gives up) all claims to its code even though it is contained in the mask when SGS-T initiaLized the dies with the RF operation disabled. With RF disabled the code cannot be referenced or executed. Pc3 is permitted to use and License a contact only configuration (RF operation disabled) without obLigation to or approval from OTI. Pc3 agrees it will not permits SGS-T to enable the RF code unless the dies are sold to OTI or OTI's customers. PC3 Agrees to protect this code form disclosure (the ROM cannot be read from the die) to unauthorized parties.

A.4 MANUFACTURING LOCATION

The Issuing of cards (turning on their options and setting their initial passwords) must be performed by OTI at their offices in Rosh Pina. The issuing site determines the rules of export and therefore must be included in the agreement. Additional sites may not be utiLized without Prior Approval.

A.5 TERM & U.S. GOVERNMENT APPROVAL

The term of this agreement shall be for 5 years renewable upon re-negotiating.

The agreement must be approved by the U.S. Department of State. PC3 will be responsible for obtaining their approval. Anticipating this License we have already presented the structure of the agreement to the National Security Agency for review and beLieve there should be no problems. However, they may impose unanticipated restrictions.

                                 SIGNATURE PAGE


Between:       Personal Computer Card Corporation (PC3)
               5151 S. Lakeland Drive, Suite 16
               Lakeland, FL 33813   U.S.A.

And:           On Track Innovations Corporation ("Licensee")
               Z.H.R GaLilee Industrial Park
               P.O. Box 32
               Rosh Pina, 12000 Israel

PC3:

By: /s/ Kippert R. Wheeler       Date: June 20, 1995
        Kippert R. Wheeler
        V.P. Operations and Technology

Licensee:

By: ____________________          Date: July 3, 1995

                    Supplement to PC3/OTI License Agreement
                                November 1, 1997



Notification of new ownership and address

Effective October 1, 1995 Personal Cipher Card Corporation purchased the technology including the PC3-OTI License agreement from Personal Computer Card Corporation.

Retroactively effective that date, Licensee refers to Personal Cipher Card Corporation (PC3). The address of notification for PC3 is as follows

Personal Cipher Card Corporation
3211 Bonnybrook Dr. N.
Lakeland, FL 33811

Change to Royalty payment Schedule

In exchange for a one time non-refundable payment totaLing $50,000, reporting of royalties will be amended to be due based on quarterly sale of cards, rather than receipt of dies and the royalty payment schedule will be amended as given in Section "Revision to Appendix A.2.1." The effective date of this change will be January 1, 1997. Receipt of the one time $50,000 payment is a condition of activation of this amendment.

OTI will report to PC3 its SCOS cards sales quarterly in the following month via FAX. Payment will be initiated at the same time. On receipt of the information PC3 will generate an original invoice and furnish it to OTI. OTI will furnish PC3 with its yearly audited statement verifying its SCOS card sales.

Card sales for purposes of reporting will refer to all carrier forms containing SCOS dies in which SCOS is enabled and utiLized (in any appLication) excluding returns, defective products, and internal engineering uses.

A 1.0% per month interest fee will be charged if the payment or reporting of royalties become 60 days past due.

PC4T5 Mask

PC3 will produce a PC4xT5 version of SCOS-5 for the SGS-Thomson 4K ST16SF44. This mask will only permit OTI to enable the RF routines. The ROM RF routines are not viewable. It will include purse to purse commands. Release of the mask will require OTI approval of its suitabiLity for OTIs purposes.

PC3 grants rights to purchase PC4xT5 dies from SGS-Thompson under prevaiLing terms of the Licence agreement and will so notify SGS-Thompson.

PC3 will charge OTI ten thousand dollars ($10,000)U.S. for release of the PC4xT5 mask. PC3 will own the mask. Seven Thousand Dollars will be paid to SGS-Thompson on behalf of PC3 to cover their masking charge payable. Three thousand dollars will be payable to the PC3 upon receipt of the prototypes.

OTI will issue a purchase order to SGS-Thompson for a minimum of 10,000 dies and stating it will pay the masking charge on behalf of PC3. This order will be placed concurrent with the release of the mask code by PC3 to SGS-Thompson.

Royalties will be paid to PC3 under the conditions of the amended License agreement and according to the schedule in Appendix A.

Additional masks

PC3's PC64T4 SCOS-4 mask for the SGS-Thompson 2K ST16SF48 is added to the List of products available to OTI. These are contact only products.

PC3's PC2xT5 DCOS-5 mask for the SGS-Thompson 2k ST16F42 is added to the List of products available to OTI. This mask contains the RF routines but requires contact IO to issue. Only OTI will be given an explanation of how to enable the RF routines.

Revision to Appendix A 2.1 Royalty/unit

Quantity (1000)      Royalty/unit
        0-100           *
        100-500         *
        500-4500        *
        4500-10000      *
        10000+          *

Revision to Appendix A.3 Code Protection

New masks containing the RF routines, including the PC4xT5, will be protected by two separate transport (factory) keys for issuing, Unissued card will have both contact IO and RF IO enable prior to issuing. One key shall be reserved for OTI and the only with use of that key can the RF routines be left enabled when cards are issued. The ROM RF routines are not viewable.

OTI's "OEM SAM Reader"

*Confidential information. Subject to FOLA
 Confidential treatment request.

I exchange for PC3 assistance in developing routines for the same utiLized in its new OEM reader, use of PC3 reader protocol, and use of PC3 DOS and Windows drivers, OTI will pay PC3 $3,000 and a royalty of $1.00 per share using SCOS sold.

It is hereto agreed:

By:    /s/ Kipper R. Wheeler
        -----------------------
        Kippper R. Wheeler
        Personal Cipher Card Corporation

Date:    12/4/97
        ----------

By:
        ------------------
        Ontrack Innovations Ltd.

Date    December 9th 1997
        -------------------

Supplement to PC3/OTI License Agreement
March 17, 1999

Background

On June 20th 1995 On Track Innovations (OTI) And Personal Computer Card Corporation (later transferred to Personal Cipher Card Corporation (PC3) signed a License agreement for a non exclusive License to purchase, sell, and use PC3 modules with the SCOS operating system and development system.

Effective November 1, 1997 and August 24, 1998 amendments to the agreement were signed and among other things amended the royalty payment schedule.

Confirmation of Verbal PoLicy in Place

This supplement confirms a verbal agreement, in place since the conception of the agreement that Limited use of OTI's contactless RF routine contained in some PC3 modules to OTI. These modules are capable of being used and Licensed to third parties for contact only operation. With respect to third party Licenses, PC3 agrees to Limit it's Licensing of PC3 modules, containing OTI's RF routines (present and future), to contact only use, protect the RF routine from discovery and review, and prohibit enabLing use of these routines, thus guaranteeing OTI exclusive use of its technology. Current products include the PC1xT5, PC1xT5a, PC2xT5, and PC4xT5.

This supplement take precedence over the preceding amended August 24, 1998 which detailed separate issuer keys for enabLing contact and contactless only use of the PC3 modules containing the OTIRF routines.

New PC8xS5 Samsung Mask for KS88C92008

PC3 herein agrees for the fixed price of $25,000 to convert SCOS to operate on the KS88C92008 Samsung microprocessor with integrated RF I/O. This mask will be identified as the PC8xS5 and will be configurable as a contact, contactless or combi card. This new mask will be added to the Agreement's List of approved products which OTI may purchase at the agreed $0.50 royalty per sold die and will be subject to the conditions of the Agreement and the restriction specified above Limiting use of the RF routines to OTI. The mask will be owned by PC3. PC3 will notify Samsung within 14 days from the signing of this Supplement that OTI has unrestricted rights to purchase dies made with this mask. OTI agrees to inform PC3 whenever a purchase order is issued to Samsung.

OTI will provide, or have provided by Samsung the necessary documentation and development tools, for the use at PC3's offices where the work will take place. OTI will provide PC3 with its RF routines for the KS88C92008 and updates for its OTI reader.

 OTI will faciLitate the opening of communications channels within Samsung to support development and release of the mask. If required by Samsung OTI will be responsible for issuing a minimum quantity order. If masking charges are required by Samsung, they will be paid by OTI on behalf of PC3...

The mask will be based on PC3's PC8xT5 mask (unreleased) which contains in ROM the latest improvement integrated into the PC4xr5 with patches. It remains to be determined if the use of Samsung contact I/O and EE routines will be required. The PC8xT5is the equivalent of the PC8xM5 mask described in SCOS5 reference manual RM1051, which has already been provided to OTI.

It is determined to take 12 weeks, once documentation and equipment are in hand, to perform the task. PC3 will make its best effort accelerate this schedule.

The payment/event schedule will be as follows:

$5,000 Due upon this agreement
        Receive equipment and documentation
        Approximately 2 months to perform conversion/testing
        One week joint testing with OTI at PC3 to verify suitabiLity $10,000 Due upon approval by OTI and release of code to Samsung
        Prototypes to be received and tested by OTI and PC3
$10,000 Due upon approval of prototypes

It is hereto agreed:

Personal Cipher Card Corporation:

By: /s/ Kippert R. Wheeler                Date: March 28, 1999
    -------------------------                 -------------------
       Kippert R. Wheeler

OnTrack Innovations Ltd.

Print: Oded Bashan                      Date: March 31, 1999
      -----------------------                 --------------------

                    Supplement to PC3/OTI License Agreement
                                August 24, 1998

Backgrounds

On June 20th 1995 On Track Innovations Ltd. and Personal Computer Card Corp. (later on transferred to Personal Cipher Card Corp. know as PC3) signed a License agreement for a non-exclusive License to purchase, sell and use the PC3 modules with the SCOS operating system and development system.

Effective November 1st 1997 the last amendment to the agreement was signed and among other things, amended the royalty payment schedule.

Change to Royalty payment Schedule

I exchange for a monthly retainer fee of $2,500 that PC3 will be entitled to starting August 1998, the royalty payment schedule will be amended starting October 1st 1998 so that there will be a fixed royalty rate of * per sold card contains SCOS dies in which SCOS is enabled and utiLizes (in any appLication) excluding returns, defective products and internal engineering uses.

OTI will report to PC3 its SCOS cards sales quarterly in the following month via FAX. Payment will be initiated at the same time. On receipt of the information PC3 will generate an original invoice and furnish it to OTI.

Within twelve months from August 1998 the retainer fee will be examined and revised should the two sides will agree on a different retainer.

All other terms set in the Licence agreement and following amendments remain unchanged.

It is hereto agreed:

By: /s/ Kippert R. Wheeler                      By:  /s/ Oded Bashan
    ---------------------                           -------------------
        Kippert R. Wheeler                              Oded Bashan
        Personal Cipher Card Corporation               On Track Innovations Ltd.

Date: Aug. 24, 1998                             Date: Aug. 24, 1998

                                     [LOGO]
                                                      Sunday, September 10, 2000

Kippert R. Wheeler
Personal Cipher Card Corporation
3211 Bonybrook Dr. N.
Lakeland, FL 33811

Dear Kip,


        Re: Agreement between us dated August 24, 1998 as supplemented and amended November 1, 1997 August 24, 1998 and March 17, 1999 (the "Agreement")
------------------------------------------------------------------------------

For sake of good order please confirm by counter signing below your agreement to extend the period of the Agreement by additional 5 years, terminating on July 5, 2005.


Regards,


/s/ Oded Bashan
Oded Bashan
President & CEO


We Agree:

/s/ Kippert R. Wheeler                            Sept 12, 2000
--------------------------------               -----------------
Personal Cipher Card Corporation                     Date
By Kippert R. Wheeler, President